UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-16207
                                                                       ---------

                        All American Semiconductor, Inc.
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             (Exact name of registrant as specified in its charter)

       16115 Northwest 52nd Avenue, Miami, Florida, 33014; (305) 621-8282
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 Par Value
                          Common Stock Purchase Rights
                     Class A Common Stock Purchase Warrants
                     Class B Common Stock Purchase Warrants
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            (Title of each class of securities covered by this Form)

                                       N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     |X|               Rule 12h-3(b)(1)(i)     |_|
      Rule 12g-4(a)(1)(ii)    |_|               Rule 12h-3(b)(1)(ii)    |_|
      Rule 12g-4(a)(2)(i)     |_|               Rule 12h-3(b)(2)(i)     |_|
      Rule 12g-4(a)(2)(ii)    |_|               Rule 12h-3(b)(2)(ii)    |_|
                                                Rule 15d-6              |X|

Approximate number of holders of record as of the certification or notice date:

Common Stock, $0.01 Par Value:                229
Common Stock Purchase Rights:                 229
Class A Common Stock Purchase Warrants:         0
Class B Common Stock Purchase Warrants:         0

Pursuant to the requirements of the Securities Exchange Act of 1934, All American Semiconductor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 17, 2007          By: /s/ Howard L. Flanders
                                 ----------------------------------------------
                                 Name:  Howard L. Flanders
                                 Title: Executive Vice President and
                                        Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.